Exhibit 99.1

Ocean Bio-Chem, Inc. Reports Record First Quarter Sales of $8.4 Million; and
Net Income of $523,000 and Diluted EPS of $0.06 for the First Quarter of 2018

FORT LAUDERDALE, FL., May 15, 2018 --Ocean Bio-Chem, Inc. (NASDAQ: OBCI) announced today its first quarter 2018 financial results.

The Company reported record first quarter 2018 net sales of $8.4 million compared to net sales of approximately $8.2 million in the first quarter 2017, an increase of approximately $163,000 or 2.0%.

Net income for the first quarter of 2018 was approximately $523,000, compared to net income of approximately $504,000 in the first quarter of 2017. Diluted earnings per common share during the first quarter of 2018 was $0.06, compared to diluted earnings per common share of $0.05 for the first quarter of 2017.

(In thousands except per share data)	Quarter Ended
	March 31,
	2018	2017
Net sales	$8,384	$8,221
Pre-tax income	$679	$740
Net income	$523	$504

Earnings – per common share diluted	$0.06	$0.05
Dividends declared per common share	$0.06	$0.00

Mr. Dornau, the Company’s President and CEO, commented: “The 2018 first quarter record net sales do not fully reflect the many accomplishments and successes the Company had. The Company continued to increase sales of its newer line of chlorine dioxide products, with the placement of our branded NosGUARD product in a major national automotive retailer with approximately 5,000 retail stores. In addition, as previously reported, we commenced shipments to a national mass transit railroad company to supply Performacide® for the sanitizing of their entire fleet of railroad cars. We also continued to see increased sales growth of our chlorine dioxide group of private label products thru one of our national distributors for use in commercial and residential fire, mold and water damage restoration markets. Additionally, we have seen significant growth in the hydroponics market for the control of both mold and mildew in greenhouses.

In the first quarter the Company expanded distribution of its enzyme fuel treatment product Star Tron® to one of the world’s largest retailers.”

Mr. Dornau continued, “We believe the extended unseasonably cold weather throughout most of the country negatively impacted our marine product sales in the first quarter of 2018. Sales to our major marine retail and wholesale distributors were lower compared to the prior period with the delay of the recreational boating season.”

Mr. Dornau concluded, “Despite the delay in the start of the recreational boating season, we continue to increase distribution of our products and brand awareness. We look forward to successful sales in the second quarter in the marine markets as the weather improves across the United States.”

Jeff Barocas, Chief Financial Officer of the Company, stated: “Our expansion project at the manufacturing, distribution and warehouse facilities of our Kinpak Inc. subsidiary is nearing completion. We are in the final phase of construction and anticipate being fully operational in the latter part of the second quarter. You can see an aerial view of our expanded facility on the cover of our 2017 Annual Report at www.oceanbiochem.com.”

About Ocean Bio-Chem, Inc.:

Ocean Bio-Chem, Inc. manufactures, markets and distributes a broad line of appearance and maintenance products for the marine, automotive, power sports, recreational vehicle and outdoor power equipment markets under the Star brite®, Star Tron®, Odor Star®, Outdoor Collection and other brand names within the United States of America and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products. The Company also manufactures, markets and distributes a line of disinfectant, sanitizing and deodorizing products under the Performacide® and Star brite® brand names.

The Company’s web sites are: www.oceanbiochem.com, www.starbrite.com, www.performacide.com

Forward-looking Statements:

Certain statements contained in this press release, including without limitation, successful second quarter results from the continued benefit of the improved weather, is a forward-looking statement. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “believe,” “may,” “will,” “expect,” “anticipate,” “intend,” or “could,” including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for marine, recreational vehicle and automotive products; advertising and promotional efforts; unanticipated litigation developments; exposure to market risks relating to changes in interest rates, foreign exchange rates, prices for raw materials that are petroleum or chemical based, adverse changes to unemployment rates, fuel prices and the economy in general, our failure to negotiate suitable financing for the Kinpak, Inc. expansion project and other factors addressed in our annual report on Form 10-K for the year ended December 31, 2017.

Contact:

Peter Dornau
CEO and President
pdornau@starbrite.com
954-587-6280

Jeff Barocas
Vice President & CFO
Jbarocas@starbrite.com
954-587-6280